Exhibit 10.17

                                                                  EXECUTION COPY

                       EX-U.S. COMMERCIALIZATION AGREEMENT

                                     between

                               GENTA INCORPORATED

                                       and

                                GARLISTON LIMITED

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                                TABLE OF CONTENTS
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                                                                            PAGE
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1.  DEFINITIONS................................................................1

2.  GRANT OF RIGHTS; NON-COMPETE...............................................8

3.  REGULATORY MATTERS.........................................................9

4.  EX-U.S. COMMERCIALIZATION AND PROMOTION...................................10

5.  DILIGENCE.................................................................11

6.  PRODUCT SUPPLY AND DISTRIBUTION...........................................11

7.  REVENUE SHARING...........................................................11

8.  INTENTIONALLY OMITTED.....................................................13

9.  PAYMENTS; REPORTING; BOOKS AND RECORDS....................................13

10. CONFIDENTIALITY...........................................................14

11. INTELLECTUAL PROPERTY.....................................................16

12. TRADEMARKS AND COPYRIGHTS.................................................21

13. TERM AND TERMINATION......................................................23

14. RIGHTS AND DUTIES UPON TERMINATION........................................24

15. WARRANTIES AND REPRESENTATIONS, INDEMNIFICATION AND INSURANCE.............27

16. GENERAL PROVISIONS........................................................34

(*) Represents language that is redacted and subject to Confidential Treatment.


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                       EX-U.S. COMMERCIALIZATION AGREEMENT

      THIS EX-U.S. COMMERCIALIZATION AGREEMENT (hereinafter, this "AGREEMENT"), made as of the 26th day of April, 2002 (the "Effective Date"), between GENTA INCORPORATED, a Delaware corporation having a principal place of business at 2 Connell Drive, Berkeley Heights, NJ 07922 ("GENTA") and GARLISTON LIMITED, an Irish limited company having a place of business at Citywest Business Campus, Dublin 24, Ireland ("AVENTIS") (each referred to herein as a "Party" or, collectively, the "Parties").

                                    RECITALS

      A. GENTA has developed an antisense compound known as G3139 (also known as oblimerosen sodium) that downregulates the production of Bc1-2 and potentially other targets.

      B. AVENTIS and GENTA desire, among other things, for AVENTIS to commercialize products containing or comprising such compound outside of the United States on the terms and conditions set forth below.

      C. Contemporaneously with this AGREEMENT, AVENTIS PHARMACEUTICALS INC ("AVENTIS US") and GENTA have entered into a U.S. Commercialization Agreement (the "U.S. Commercialization Agreement") under which AVENTIS US will develop such products for regulatory approval outside of the United States, and AVENTIS, AVENTIS US and GENTA have entered into a Global Supply Agreement (the "Global Supply Agreement") under which GENTA will supply AVENTIS and AVENTIS US with such products on a global basis.

                                    AGREEMENT

1. DEFINITIONS.

      1.1. "AFFILIATE" shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a specified person or entity. For purposes of this paragraph, "control" shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. A "CONTROLLED AFFILIATE" shall mean an entity that is under the control (as such term is used above) of a Party to this Agreement.

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      1.2. "ALLIANCE MANAGEMENT COMMITTEE" shall have the meaning ascribed to such term in the U.S. Commercialization Agreement.

      1.3. "ANNUAL NET SALES" shall mean the total NET SALES of PRODUCT for a particular CALENDAR YEAR.

      1.4. "ANNUAL ROW NET SALES" shall mean the total ROW NET SALES of PRODUCT for a particular CALENDAR YEAR.

      1.5. (*)

      1.6. "BCL-2" shall mean the species and sequence of the messenger RNA
(mRNA) or the pre-message thereof, encoded by the Bcl lymphoma-2 (Bcl-2) gene, that generates a Bcl-2 protein, and any and all isoforms thereof.

      1.7. "CALENDAR QUARTER" shall mean each three (3) month period of this AGREEMENT ending on March 31, June 30, September 30 and December 31, except that the first CALENDAR QUARTER shall be the period from the Effective Date until the immediately following March 31, June 30, September 30 or December 31, as applicable, and the last CALENDAR QUARTER shall end upon the expiration or termination of this AGREEMENT.

      1.8. "CALENDAR YEAR" shall mean each twelve (12) month period of this AGREEMENT ending on December 31, except that the first CALENDAR YEAR shall be the period from the Effective Date until the immediately following December 31, and the last CALENDAR YEAR shall end upon the expiration or termination of this AGREEMENT.

      1.9. "CHANGE OF CONTROL" shall mean (a) a merger or consolidation of GENTA and a SIGNIFICANT PHARMACEUTICAL ENTERPRISE which results in the voting securities of GENTA outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) a SIGNIFICANT PHARMACEUTICAL ENTERPRISE, together with its AFFILIATES, becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of GENTA, or (c) the sale or other transfer of all or substantially all of GENTA's assets which relate to this AGREEMENT to a SIGNIFICANT PHARMACEUTICAL ENTERPRISE.

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      * Represents language that is redacted and subject to Confidential
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      1.10. "CLAIMS" shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

      1.11. "COMMERCIALLY REASONABLE EFFORTS" shall mean, with respect to a Party, the efforts and resources which would be used (including without limitation the promptness in which such efforts and resources would be applied) by such Party, consistent with generally-accepted industry standards, with regard to the diligent development, manufacture and commercialization of pharmaceutical products of similar market and profit potential at a similar stage in development or product life. The term "COMMERCIALLY REASONABLE" shall have a corresponding meaning.

      (*)

      1.12. "COMPOUND" shall mean (i) G3139; and (ii) any OTHER COMPOUND that the ALLIANCE MANAGEMENT COMMITTEE selects for co-development and commercialization under the U.S. Commercialization Agreement.

      1.13. "COVERING", "COVER" or "COVERED" means, with respect to a PATENT RIGHT, that, but for a license granted to a party under a VALID CLAIM included in such PATENT RIGHT, the practice by a person or entity of an invention claimed in such PATENT RIGHT would infringe such VALID CLAIM, or, in the case of a PATENT RIGHT that is a patent application, would infringe a VALID CLAIM in such patent application if it were to issue as a patent.

      1.14. "DATA" shall mean any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and/or all other documentation submitted, or required to be submitted, to REGULATORY AUTHORITIES in association with an IND (or other similar foreign filing) or MAA for PRODUCT (including without limitation any Drug Master Files
(DMFs), Chemistry, Manufacturing and Control (CMC) data, or similar documentation).

      1.15. "FDA" shall mean the United States Food and Drug Administration and any successor thereto.

      1.16. "FIELD" shall mean all human therapeutic uses.

      1.17. "FIRST COMMERCIAL SALE" shall mean the first bona fide commercial sale of PRODUCT (after MAA APPROVAL, if necessary) to a THIRD PARTY in a country by or under authority of AVENTIS, its AFFILIATES or MARKETING DISTRIBUTORS.

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      * Represents language that is redacted and subject to Confidential
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      1.18. (*)

      1.19. "G3139" shall mean that certain all-phosphorothioate oligonucleotide consisting of 18 modified nucleic acid bases with the sequence and chemical structure set forth in Exhibit 1.19, which is also known as oblimerosen sodium.

      1.20. "GENTA G3139 PATENT RIGHTS" shall mean those PATENT RIGHTS listed in
Exhibit 1.20 (*).

      1.21. "GENTA PATENT RIGHTS" shall mean the GENTA G3139 PATENT RIGHTS and any and all other PATENT RIGHTS owned or controlled by GENTA, or any of its CONTROLLED AFFILIATES (or, to the extent permissible, (*)) as of the Effective Date or at any time thereafter during the term of this AGREEMENT, to the extent that such other PATENT RIGHTS are reasonably necessary to make, have made, sell, offer for sale, use or import COMPOUND or PRODUCT.

      1.22. "GENTA TECHNOLOGY" shall mean any and all TECHNOLOGY owned or controlled by GENTA, or any of its CONTROLLED AFFILIATES (or, to the extent permissible,(*)), as of the Effective Date or at any time thereafter during the term of this AGREEMENT, to the extent that such TECHNOLOGY is reasonably necessary to make, have made, sell, offer for sale, use or import COMPOUND or PRODUCT.

      1.23. "GENTA THIRD PARTY AGREEMENTS" shall mean: (*).

      1.24. "IND" shall mean an Investigational New Drug application, as defined in 21 C.F.R. Section 312.3, obtained for purposes of conducting clinical trials in accordance with the requirements of the United States Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, including all supplements and amendments thereto.

      1.25. "LOSSES" shall mean any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise required to be

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      * Represents language that is redacted and subject to Confidential
Treatment.


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paid to THIRD PARTIES with respect to any CLAIM by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this AGREEMENT, together with all documented out-of-pocket costs and expenses paid to THIRD PARTIES and incurred in connection with defending against or settling such CLAIM (including, without limitation, reasonable fees of attorneys, accountants and other experts).

      1.26. "MAA" or "Marketing Approval Application" shall mean a marketing authorization application (including or comparable to an NDA), including all supporting documentation and data submitted for such application to be accepted for review or approval, filed with the requisite REGULATORY AUTHORITY of any country of the TERRITORY, and requesting approval for commercialization of PRODUCT for a particular indication in such country.

      1.27. "MAA APPROVAL" shall mean, with respect to a particular country in the TERRITORY, approval by the applicable REGULATORY AUTHORITIES in such country of an MAA filed in such country, permitting PRODUCT to be marketed in that country for the indication(s) for which approval is sought, including, if applicable, approval of pricing or reimbursement.

      1.28. "MAJOR COUNT*RY" shall mean (*).

      1.29. "MAJOR EUROPEAN COUNTRY" shall mean:(*).

      1.30. "MARKETING DISTRIBUTOR" shall mean a THIRD PARTY to whom AVENTIS or its AFFILIATE has granted a right to distribute, market, sell and/ or promote PRODUCT.

      1.31. "NDA" shall mean a new drug application, to permit commercial marketing of a product in the United States, pursuant to section 505 of the United States Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, as amended from time to time, as submitted to the FDA, including all amendments, supplements and successor applications, and shall also mean any biological license application (BLA), to permit commercial marketing pursuant to the United States Public Health Service Act.

      1.32. "NET SALES" shall mean the gross invoiced sales of PRODUCT by AVENTIS, its AFFILIATES and their MARKETING DISTRIBUTORS to THIRD PARTIES, after deducting: (a) trade, cash and/or quantity discounts not already reflected in the amount invoiced; (b) excise, sales and other consumption taxes and custom duties to the extent included in the invoice price; (c) freight, insurance and other transportation charges to the extent included in the invoice price; (d)

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amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, retroactive price reductions, refunds or billing errors, and(e) compulsory payments and rebates directly related to the sale of PRODUCT, accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) or governmental regulations. Sales between AVENTIS and its AFFILIATES and their MARKETING DISTRIBUTORS for resale shall be excluded from the computation of NET SALES, provided that the subsequent resale is included within NET SALES. If PRODUCT is sold, transferred or otherwise disposed of for consideration other than exclusively cash or other than at arm's length, then the NET SALES from such sale, transfer or other disposition shall be the arm's length fair market value thereof.

      1.33. "OTHER COMPOUND" shall mean (*).

      1.34. "OTHER PRODUCT" shall mean any pharmaceutical composition containing OTHER COMPOUND (i.e., OTHER COMPOUND alone or as incorporated into any formulation or delivery system) other than the PRODUCT.

      1.35. "PATENT RIGHTS" shall mean any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, reexaminations or renewals thereof, that may be sought throughout the world.

      1.36. "PRODUCT" shall mean any pharmaceutical composition containing COMPOUND (i.e., COMPOUND alone or as incorporated into any formulation or delivery system).

      1.37. "PRODUCT TRADEMARK" shall mean the trademark identified in Exhibit
1.37 attached hereto, or such other trademark, symbol, logo and/or trade dress as AVENTIS shall adopt for PRODUCT in the ROW.

      1.38. "REGULATORY AUTHORITY" shall mean the FDA or any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, domestic or foreign, that performs a function for such political subdivision similar to the function performed by the FDA for the United States with regard to the approval, licensing, registration or authorization to test, manufacture, promote, market, distribute, use, store, import, transport or sell a product in the defined territory or political subdivisions, or with respect to the approval of pricing or reimbursement for such product.

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      * Represents language that is redacted and subject to Confidential
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      1.39. "ROW" shall mean the entire TERRITORY other than the United States.

      1.40. "ROW NET SALES" shall mean NET SALES of PRODUCT in the ROW; provided, however, that "ROW NET SALES" shall exclude NET SALES of PRODUCT in any country once royalties are no longer due and owing on account of NET SALES of PRODUCT in such country under Section 7.1.1(a) or 7.1.1(b) below.

      1.41. "SIGNIFICANT PHARMACEUTICAL ENTERPRISE" shall mean (a) a company (other than AVENTIS or its AFFILIATES) which, together with its AFFILIATES, had worldwide annual revenues from the sale of pharmaceutical products in excess of $5.0 billion during its most recently completed fiscal year and (b) any AFFILIATES of such company.

      1.42. "TECHNOLOGY" shall mean unpatented proprietary technical information including, but without prejudice to the generality of the foregoing, ideas, concepts, inventions, discoveries, assays, cell lines, enzymes and other biological materials, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, production and purification techniques and processes and assay protocols, screens, models, software, practices, methods, know-how and test data including pharmacological, toxicological and clinical test data and analytical and quality control data.

      1.43. "TERRITORY" shall mean all countries of the world.

      1.44. "THIRD PARTY(IES)" shall mean any party other than AVENTIS, GENTA and their AFFILIATES.

      1.45. "VALID CLAIM" shall mean a claim (a) of any issued, unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any patent application which shall not have been cancelled, withdrawn, abandoned nor been pending for more than five (5) years from the earliest priority date claimed for such application.

2. GRANT OF RIGHTS; NON-COMPETE.

      2.1. Exclusive Grant to Commercialize. In consideration of the commitments and undertakings of AVENTIS under this AGREEMENT, GENTA hereby grants to AVENTIS


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an exclusive right and license to practice under the GENTA PATENT RIGHTS, and to use, reproduce, modify and otherwise exploit the GENTA TECHNOLOGY, in each case only to sell, offer for sale and import COMPOUND and PRODUCT into and throughout the ROW for use in the FIELD. Such grant shall be exclusive even as to GENTA and its AFFILIATES; provided, however, that GENTA and its AFFILIATES shall retain such rights as are reasonably necessary for them to exercise their rights and perform their obligations as expressly set forth in this AGREEMENT, the U.S. Commercialization Agreement and the Global Supply Agreement. AVENTIS may exercise such license rights through its AFFILIATES and through its or their MARKETING DISTRIBUTORS who distribute other AVENTIS products; provided, however, AVENTIS and its AFFILIATES must obtain GENTA's prior written approval before exercising such rights through a MARKETING DISTRIBUTOR who is responsible for all or substantially all of the marketing and promotion of the PRODUCT within a MAJOR EUROPEAN COUNTRY, provided further, however, that no such approval is required if AVENTIS has a thirty percent (30%) or greater equity interest in such MARKETING DISTRIBUTOR. For clarification purposes, AVENTIS shall not be required to seek GENTA's prior written approval to use normal wholesale or specialty distribution channels.

      2.2. Conflict with Certain Existing Agreements.

            2.2.1. Notwithstanding anything to the contrary in this AGREEMENT, the rights and licenses granted by GENTA to AVENTIS (and its AFFILIATES and MARKETING DISTRIBUTORS) hereunder and under the Global Supply Agreement are subject to the terms, conditions and provisions of the GENTA THIRD PARTY AGREEMENTS applicable thereto, such that AVENTIS (and its AFFILIATES and MARKETING DISTRIBUTORS) shall be subject to any restrictions or limitations on the rights granted to GENTA under the GENTA THIRD PARTY AGREEMENTS and any other obligations set forth in writing in such GENTA THIRD PARTY AGREEMENTS expressly applicable to sublicensees or sub-sublicensees (other than payment obligations).

            2.2.2. Nothing in this Section 2.2 shall limit either Party's rights or remedies on account of any breach by such Party of its representations, warranties, covenants or agreements under Section 15.1 or Section 15.2 below.

      2.3. Non-Compete. (*)

      2.4. No Implied Licenses. All rights not granted herein are reserved. Nothing in this AGREEMENT shall be deemed to constitute the grant of any license or other right in either Party, to or in respect of any product, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein. Without limiting the foregoing, no licenses are granted by GENTA to AVENTIS other than with respect to COMPOUND and PRODUCT.

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3. REGULATORY MATTERS.

      3.1. Recalls and Other Corrective Action.

            3.1.1. International. AVENTIS shall make all final decisions with respect to any recall, market withdrawal or any other corrective action related to PRODUCT in the ROW, and AVENTIS shall undertake such actions in a manner designed to minimize any harm to the marketability of PRODUCT or the reputation of the Parties. Before making any such decision, AVENTIS shall notify and consult with GENTA and shall consider in good faith any comments or suggestions of GENTA. AVENTIS shall keep GENTA fully informed with respect to the status of any such actions. At AVENTIS' request, GENTA shall provide reasonable assistance to AVENTIS in conducting such recall, market withdrawal or other corrective action, including, without limitation, providing all of GENTA's pertinent records that AVENTIS may reasonably request to assist in effecting such action.

            3.1.2. Cost of Recalls or Other Corrective Actions. Except as expressly otherwise provided below in this Section 3.1, AVENTIS shall bear all costs of a recall, marketing withdrawal or other corrective action with respect to PRODUCT in the ROW, including the actual cost AVENTIS paid for the manufacture and supply of such PRODUCT. Notwithstanding the foregoing, GENTA shall bear any and all costs of a recall, market withdrawal or other corrective action with respect to PRODUCT in the ROW, including the actual cost AVENTIS paid for the manufacture and supply of such PRODUCT, to the extent such recall, market withdrawal or other corrective action is attributable predominantly to the fault of GENTA and results from: (i) a negligent or reckless act or omission or intentional misconduct on the part of GENTA or its AFFILIATES (other than(*)), including, without limitation, with respect to oversight of (*) or any contractor, and not from a negligent or reckless act or omission or intentional misconduct on the part of AVENTIS, its AFFILIATES or contractors; (ii) to the extent that GENTA is supplying PRODUCT or COMPOUND to AVENTIS, the failure of COMPOUND or PRODUCT to be manufactured or shipped by GENTA in compliance with all applicable laws, rules and regulations, and in accordance with its applicable specifications, or (iii) any breach by GENTA of applicable laws, rules or regulations, or the provisions of this AGREEMENT or the Global Supply Agreement. Notwithstanding the foregoing, neither Party shall have any obligation to reimburse or otherwise compensate the other Party or its AFFILIATES for any lost profits or income that may arise in connection with any recall, market withdrawal or corrective action with respect to PRODUCT.

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      3.2. Promotional Materials. AVENTIS shall be solely responsible for all promotional materials for PRODUCT in the ROW, and for all interactions with REGULATORY AUTHORITIES regarding approval of all such promotional materials.

4. EX-U.S. COMMERCIALIZATION AND PROMOTION.

      4.1. Commercialization by AVENTIS.

            4.1.1. General. AVENTIS shall be solely responsible for the prelaunch, launch, promotion and sale of PRODUCT in the ROW.

            4.1.2. Periodic Updates. No less frequently than once each CALENDAR QUARTER, AVENTIS shall update the ALLIANCE MANAGEMENT COMMITTEE on AVENTIS' efforts to commercialize PRODUCT in the ROW. Without limiting the foregoing, AVENTIS shall provide the ALLIANCE MANAGEMENT COMMITTEE with such written reports as its senior management committees receive regarding such commercialization efforts.

      4.2. Sales Rep Performance. AVENTIS will use COMMERCIALLY REASONABLE EFFORTS to ensure that its sales force is adequately trained with respect to PRODUCT.

      4.3. Booking Sales. During the term of this AGREEMENT, AVENTIS will book all NET SALES for PRODUCT in each country of the ROW.

      4.4. Monthly Sales Reports. AVENTIS shall provide GENTA with unaudited monthly sales reports of NET SALES in the ROW to the extent the requisite data is centrally collected within AVENTIS.

5. DILIGENCE.

      5.1. Commercially Reasonable Efforts. Without limiting AVENTIS' obligations under this AGREEMENT, AVENTIS shall use COMMERCIALLY REASONABLE EFFORTS to commercialize COMPOUND (including any OTHER COMPOUND that the Parties add to the definition of COMPOUND) and PRODUCT in the ROW, including (a) launching PRODUCT in each MAJOR COUNTRY of the ROW for each approved indication within a reasonable period of time after appropriate MAA APPROVAL has been obtained for such indication, and (b) after the FIRST COMMERCIAL SALE of PRODUCT in a MAJOR COUNTRY of the ROW for a particular indication, to promoting sales of such PRODUCT in such country.


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      5.2. Assistance. GENTA shall use COMMERCIALLY REASONABLE EFFORTS to assist
AVENTIS in achieving the goals specified in Section 5.1, subject to the remaining provisions of this AGREEMENT and the U.S. Commercialization Agreement.

6. PRODUCT SUPPLY AND DISTRIBUTION.

      6.1. Global Supply Agreement. Simultaneously with their execution of this AGREEMENT, the Parties and AVENTIS US are executing the Global Supply Agreement. Under the Global Supply Agreement, GENTA will supply AVENTIS and AVENTIS US with PRODUCT on a global basis. To the extent of any inconsistency between the provisions of this AGREEMENT and the provisions of the Global Supply Agreement, the provisions of this AGREEMENT shall govern.

7. REVENUE SHARING.

      7.1. Payment. AVENTIS shall pay to GENTA the following amounts during the term of this AGREEMENT:

            7.1.1. (*)

                  (a) (*)

                      (i) (*)

                      (ii) (*)

                  (b) (*(1))

                      (i) (*)

                      (ii) (*)

                  (c) (*)

            7.1.2. Free Product. AVENTIS may use and distribute reasonable quantities of PRODUCT in the ROW other than through commercial sales, including without limitation for training programs, educational programs, samples, clinical or preclinical studies, reimbursement assistance programs, or other agreed upon uses (collectively "Free Product"). No payments shall be due and owing to GENTA under this Section 7.1 on account of any distribution or use of Free Product.

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      (*) Represents language that is redacted and subject to Confidential
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            7.1.3. Payment. Within fifteen (15) days following the end of each
CALENDAR QUARTER, AVENTIS shall provide GENTA a preliminary report reasonably detailing AVENTIS' good faith estimate of ROW NET SALES for such CALENDAR QUARTER and the estimated amounts due to GENTA under this Section 7.1 on account thereof. Within forty-five (40) days following the end of each CALENDAR QUARTER, AVENTIS shall provide GENTA a final report reasonably detailing AVENTIS' calculation of ROW NET SALES for such CALENDAR QUARTER and the amounts due to GENTA under this Section 7.1 on account thereof. Payment of amounts due to GENTA under this Section 7.1 shall be made in accordance with the provisions of
Section 9.3 below.

      7.2. Third Party Royalties. GENTA shall be solely responsible for paying any and all royalties, sublicensing fees and other amounts owed under the GENTA THIRD PARTY AGREEMENTS by reason of the activities contemplated under this AGREEMENT, the U.S. Commercialization Agreement, or the Global Supply Agreement.

      7.3. Discounting; Combination Pricing. If AVENTIS, its AFFILIATES or their MARKETING DISTRIBUTORS sell PRODUCT to a customer who also purchases other products or services from any such entity, AVENTIS agrees not to, and to require its AFFILIATES and their MARKETING DISTRIBUTORS not to, discount or price PRODUCT in a manner that is intended to disadvantage PRODUCT in order to benefit sales or prices of other products offered for sale by AVENTIS, its AFFILIATES or their MARKETING DISTRIBUTORS to such customer.

8. INTENTIONALLY OMITTED.

9. PAYMENTS; REPORTING; BOOKS AND RECORDS.

      9.1. Payment Method. All payments under this AGREEMENT shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. Any payments due under this AGREEMENT which are not paid by the date such payments are due under this AGREEMENT shall bear interest to the extent permitted by applicable law at a rate equal to the thirty (30) day London Inter-Bank Offering Rate ("LIBOR") U.S. Dollars, as quoted in The Financial Times effective for the date on which the payment was due. This Section 9.1 shall in no way limit any other remedies available to the Parties.

      9.2. U.S. Dollars. All sums due under this AGREEMENT shall be payable in U.S. Dollars. Currencies other than U.S. Dollars shall be converted into U.S. Dollars as set forth herein:


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            9.2.1. With respect to sales of PRODUCT made in currencies other than U.S. Dollars, NET SALES for purposes of Section 7.1 will be converted to U.S. Dollars using the arithmetic average of the "spot rates" on the last business day of each month of the CALENDAR QUARTER in which the NET SALES were made. The "Closing mid-point rates" found in the "Dollar spot forward against the Dollar" table published by The Financial Times, or any other publication as agreed to by the Parties, shall be used as the source of "spot rates" to calculate the average as defined in the preceding sentence.

      9.3. Timing of Payments. Within five (5) business days following the date on which the report under Section 7.1.3 above is due to GENTA for a given CALENDAR QUARTER, AVENTIS shall pay to GENTA the amount due under Section 7.1 above for such CALENDAR QUARTER.

      9.4. Taxes. AVENTIS shall bear and pay, and shall indemnify GENTA against, all applicable non-US taxes, value-added or sales tax, duties or levies and assessments, howsoever designated or computed that are required to be paid or withheld by AVENTIS on the payments due under this AGREEMENT. AVENTIS shall properly furnish GENTA with copies of tax receipts evidencing the payment of all such taxes, levies and assessments. GENTA and AVENTIS shall cooperate with each other in obtaining any exemption from or reduced rate of tax available under any applicable law or tax treaty. Notwithstanding anything in this AGREEMENT to the contrary, in the event that withholding taxes are paid on behalf of GENTA by AVENTIS, if GENTA uses a foreign tax credit received as a result of the payment of withholding taxes by AVENTIS and thereby reduces the amount of U.S. income tax that GENTA otherwise would have paid, GENTA shall refund to AVENTIS the amount of such reduction with respect to such foreign tax credit.

      9.5. Audit Rights. Each Party shall keep, and require its AFFILIATES and, in the case of AVENTIS, their MARKETING DISTRIBUTORS to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable or owed pursuant to this AGREEMENT (including without limitation
Section 7.1). Such books and records shall be kept at the principal place of business of each Party, its AFFILIATES and such MARKETING DISTRIBUTORS for at least five (5) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such five (5) year period by an independent auditor chosen by the other Party and reasonably acceptable to both Parties for the purpose of verifying the amounts payable hereunder. Such inspections may be made no more than once each CALENDAR YEAR, at reasonable times and on reasonable notice and once the records for a period are audited they shall not be subject to re-audit. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 9.5 shall be at the expense of the auditing Party, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for the entire period covered by the inspection is established in the course of any such inspection, whereupon all reasonable out-of-pocket costs relating to the inspection for such period (up to the amount of the underpayment) and any unpaid amounts that are discovered shall be paid by the audited Party, together with interest on such unpaid amounts at the rate set forth in Section 9.1 above. The Parties will endeavor to minimize disruption of the audited Party's normal business activities to the extent reasonably practicable.

10. CONFIDENTIALITY.

      10.1. Nondisclosure. "Confidential Information" means any information, data, or know-how which the disclosing Party treats confidentially and identifies as confidential or which the recipient knows or should have reason to believe is so treated. Each Party shall not (and shall require that its AFFILIATES and, in the case of AVENTIS, their MARKETING DISTRIBUTORS do not) use or reveal or disclose to THIRD PARTIES any Confidential Information received from the other Party without first obtaining the written consent of the disclosing Party, except as may be reasonably necessary in performing such Party's obligations or exercising such Party's rights under this AGREEMENT. Each Party may disclose any Confidential Information received from the other Party to its AFFILIATES and, in the case of AVENTIS, their MARKETING DISTRIBUTORS, on a need-to-know basis only, and such Party shall be responsible for its AFFILIATES' and, in the case of AVENTIS, their MARKETING DISTRIBUTORS', compliance with the provisions of this Section 10 with respect thereto. Each Party shall take (and shall require its AFFILIATES and, in the case of AVENTIS, their MARKETING DISTRIBUTORS to take) reasonable steps to prevent any unauthorized use or disclosure of the other Party's Confidential Information to THIRD PARTIES. The obligations of confidentiality under this Section shall remain in effect until the later of five (5) years after any termination of the term of this AGREEMENT, or fifteen (15) years following the Effective Date.

      10.2. Exceptions. The confidentiality obligations in this Section 10 shall not apply to information which (a) is or becomes a matter of public knowledge through no fault of the receiving Party or any person to whom the receiving Party provided such information, or (b) is or was already in the possession of the receiving Party at the time of disclosure by the disclosing Party, or (c) is disclosed to the receiving Party by a THIRD PARTY having the right to do so, or
(d) is subsequently and independently developed by or on behalf of the receiving Party or its AFFILIATES by persons having no access to the disclosing Party's Confidential Information, (e) is reasonably required to be disclosed in connection with obtaining or maintaining MAA APPROVALS for PRODUCT, or (f) is required by law to be disclosed, provided that the receiving Party use reasonable efforts to give the disclosing Party advance notice of such required disclosure in sufficient time to enable the disclosing Party to seek confidential treatment for such information, and provided further that the receiving Party limits the disclosure to that information which is required to be disclosed.

      10.3. Terms of Agreement. Except as set forth below, no announcement or other disclosure, public or otherwise, concerning the financial or other terms of this AGREEMENT shall be made, either directly or indirectly, by any Party to this AGREEMENT, except as may be legally required, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, such approval and agreement not to be unreasonably withheld. The Party desiring to make any announcement or other disclosure concerning the terms of this AGREEMENT shall provide the other Party with a copy of the proposed announcement or disclosure for review and comment in reasonably sufficient time prior to undertaking the announcement or disclosure. Each Party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this AGREEMENT to the Securities Exchange Commission and any other governmental or regulatory agencies. In addition, the Parties will coordinate in advance with each other on the terms of this AGREEMENT that the Parties shall seek to be redacted in any SEC filings, and each Party shall use reasonable efforts to seek confidential treatment for such terms, provided that each Party shall ultimately retain control over what information to disclose to the SEC or any other such agencies. The Parties will mutually agree upon the contents of a joint press release (and accompanying Q&A) which shall be issued simultaneously by both Parties upon the Effective Date. Notwithstanding the above, the Parties shall be free to publicly disclose information contained in such press release or Q&A, or in any other materials that have been previously approved for disclosure by the other Party, without further approvals from the other Party hereunder, to the extent there have been no material additions or changes thereto.

      10.4. Publications and Public Presentations. Neither Party shall submit for written or oral publication, or present at any public conference or meeting, any manuscript, abstract, talk, handout or the like that includes DATA or other information concerning the safety or efficacy of PRODUCT that is not publicly known without first obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld. The contribution of each Party, if any, shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

11. INTELLECTUAL PROPERTY.

      11.1. Proprietary Rights, Inventions.

            11.1.1. As between the parties, GENTA shall retain sole ownership of and exclusive title to the GENTA TECHNOLOGY and the GENTA PATENT RIGHTS. Any and all inventions resulting from the activities conducted by either Party's employees, agents or contractors under this AGREEMENT (each, an "Invention") shall be promptly disclosed in writing to the other Party. Inventorship for patentable Inventions conceived or reduced to practice during the course or as a result of the performance of such activities shall be determined in accordance with U.S. patent laws, and ownership of all Inventions shall be determined based on inventorship. Inventions jointly invented by employees, agents or contractors of both Parties ("Joint Inventions") shall be jointly owned by both Parties, and, except as expressly set forth herein, neither Party shall have any obligations of accounting to the other Party with respect thereto. The Parties shall cooperate in good faith with respect to the filing, prosecution, maintenance and enforcement of all patents and patent applications claiming any Joint Inventions.

            11.1.2. Upon the termination of this AGREEMENT (but not its expiration) for any reason other than a material breach by GENTA under Section 13.2, AVENTIS shall grant, and hereby grants, to GENTA a non-exclusive, perpetual, irrevocable license to any of AVENTIS' Inventions reasonably necessary for the manufacture, use, formulation or delivery of COMPOUND or PRODUCT, solely for sale in the ROW, in such forms as COMPOUND and PRODUCT are being developed or commercialized as of the date of such expiration or termination. GENTA shall be permitted to sublicense such rights solely to a marketing partner or distributor in connection with the promotion, marketing and distribution of COMPOUND or PRODUCT. Such license rights to GENTA shall be royalty free, except that GENTA shall be required to reimburse AVENTIS in full for any royalties, licensing fees, sublicensing fees and other amounts owed by AVENTIS to THIRD PARTIES on account of GENTA's or its marketing partners' or distributors' use or other exploitation of such AVENTIS Inventions.

      11.2. Transfer of Technology. Upon AVENTIS' request, GENTA shall promptly disclose to AVENTIS such of the GENTA TECHNOLOGY as AVENTIS determines is reasonably necessary for AVENTIS to perform its obligations or exercise its rights under this AGREEMENT. The manner of such disclosure shall be as mutually determined by the Parties in good faith and shall be at no additional cost to AVENTIS.

      11.3. Patent Filing, Prosecution and Maintenance.

            11.3.1. Performance by GENTA. GENTA shall file, prosecute and maintain, or to require its licensors to file, prosecute and maintain, all patent applications and patents included in the GENTA PATENT RIGHTS, and to conduct any interferences, re-examinations, reissues and oppositions with respect thereto, in the United States, Canada, all member countries of the European Union, Japan and such other countries in the TERRITORY as either Party shall reasonably request (collectively, the "GENTA Prosecution Activities"), at GENTA's expense. In this regard, GENTA shall permit AVENTIS to review reasonably in advance and to make recommendations concerning the GENTA Prosecution Activities, including, without limitation, any filings and submissions to the U.S. Patent and Trademark Office or any foreign counterparts thereof , and GENTA shall consider in good faith and, where appropriate, shall adopt all reasonable recommendations of AVENTIS with respect thereto.

            11.3.2. Performance by AVENTIS. Should GENTA be unable or unwilling to perform any of the GENTA Prosecution Activities, GENTA shall provide AVENTIS with at least sixty (60) days' prior notice (or, if 60 days' prior notice is not reasonably possible, the longest lesser prior notice as is reasonably possible) of GENTA's discontinuance thereof. In the event GENTA or its licensors fail to perform, or it appears that GENTA or its licensors are reasonably likely to fail to perform, any of the GENTA Prosecution Activities, then AVENTIS, to the extent not prohibited under GENTA's agreements with its licensors, shall have the right to perform such activities on GENTA's or its licensors' behalf. In such case, GENTA shall promptly execute, or shall obtain from its licensors the prompt execution of, all necessary documents that may be required in order to enable AVENTIS to perform the GENTA Prosecution Activities on GENTA's or its licensors' behalf. All costs incurred by AVENTIS in performing any of the GENTA Prosecution Activities shall be deductible in full from any amounts due and owing by AVENTIS to GENTA under this AGREEMENT.

            11.3.3. Cooperation. Each Party shall keep the other Party reasonably informed as to the status of all GENTA Prosecution Activities being conducted by such Party. Each Party shall each reasonably cooperate with and assist the other Party in connection with such activities at such Party's own expense and upon the other Party's request, including, without limitation, by making scientists and scientific records reasonably available to the prosecuting Party.

      11.4. ROW Patent Infringement Claims.

            11.4.1. Each Party shall give the other prompt written notice of any suit or action by a THIRD PARTY against either Party for patent infringement involving the manufacture, use, sale, distribution or marketing of COMPOUND or PRODUCT in any country of the ROW, or to invalidate or assert non-infringement of any of the GENTA PATENT RIGHTS under which PRODUCT is being manufactured, sold, used, distributed or marketed in any country of the ROW, or upon the filing of an abbreviated new drug application related to related to COMPOUND or PRODUCT (each, a "ROW Patent Infringement Claim"). With respect to each ROW Patent Infringement Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of the commencement of or assertion of such ROW Patent Infringement Claim (or such lesser period of time as may be required to properly respond to such claim) which Party shall assume the lead role in the defense thereof. Should the Parties be unable to mutually agree on who shall assume the lead role in the defense of any ROW Patent Infringement Claim, AVENTIS shall be entitled to assume such role, and if AVENTIS declines or fails to diligently assume such role, GENTA shall be entitled to assume such role.

            11.4.2. The Party assuming the lead role in the defense of any ROW Patent Infringement Claim (the "Controlling Party") shall consult with the other Party on all material aspects of the defense, including, without limitation, settlement, of such claim, the other Party shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and the Parties shall reasonably cooperate with each other in connection with the implementation thereof. The non-defending Party shall also have the right to participate in the defense of any ROW Patent Infringement Claim utilizing attorneys of its choice, at its own expense. In furtherance of the Parties' cooperation, the Controlling Party will consult with the other Party regarding strategic decisions, including, without limitation, the retention of counsel for defense of any ROW Patent Infringement Claim. The Controlling Party will otherwise keep the other Party reasonably informed of the status and progress of the defense and any settlement discussions concerning each ROW Patent Infringement Claim, and the Parties shall provide each other with all reasonably requested assistance and will reasonably cooperate with each other in connection therewith. (*).

            11.4.3. The Parties shall share equally in all LOSSES arising out of or resulting from any ROW Patent Infringement Claim to the extent relating to any COMPOUND or PRODUCT, as well as any and all royalties, licensing fees and other amounts owed under any agreements respecting the settlement of such ROW Patent Infringement Claim. The Parties shall establish such procedures as are reasonably necessary to permit them to reconcile their actual payments for such LOSSES with their percentage share of responsibility for such LOSSES on a quarterly basis, within sixty (60) days following the end of each CALENDAR QUARTER.

            11.4.4. ROW Patent Infringement Claims shall be governed exclusively by this Section 11.4 and, except in accordance with this Section 11.4, neither Party shall seek from the other Party any indemnity or other recovery on account of any such claims; provided, however, that nothing in this Section 11.4 shall limit either Party's liability to the other for damages on account of any breach by such Party of its representations, warranties, covenants or agreements under
Section 15.1 or Section 15.2 below.

      11.5. License of Third Party Rights.

----------

      * Represents language that is redacted and subject to Confidential Treatment.

            11.5.1. Freedom to Operate License Rights. If GENTA or AVENTIS reasonably determines that a license to any PATENT RIGHTS or TECHNOLOGY of a THIRD PARTY not already included in the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY is reasonably necessary for the Parties to make, have made, sell, offer for sale, use or import COMPOUND or PRODUCT then being sold or developed for sale in a country of the ROW, such Party shall provide the other Party with written notice thereof. Upon the other Party's approval, not to be unreasonably withheld (taking into account factors that include without limitation the likelihood and presumption of validity of a THIRD PARTY'S PATENT RIGHTS from a practical and legal standpoint in the relevant country, the cost of obtaining a license, and the risks of not obtaining such license), the Parties shall enter into good faith discussions with such THIRD PARTY in order to obtain a license to such PATENT RIGHTS or TECHNOLOGY in order to develop and sell such COMPOUND or PRODUCT in such country on terms reasonably acceptable to both Parties, such acceptance not to be unreasonably withheld or delayed. (*).

            11.5.2. Mutually Desired License Rights. If GENTA or AVENTIS reasonably determines that it would be desirable to obtain license rights to any PATENT RIGHTS or TECHNOLOGY of a THIRD PARTY not already included in the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY, other than under the circumstances described in Section 11.5.1 above, for the Parties to make, have made, sell, offer for sale, use or import COMPOUND or PRODUCT, or any OTHER COMPOUND or OTHER PRODUCT, for sale or development for sale in a country of the ROW, such Party shall provide the other Party with written notice thereof. Should the Parties mutually agree that one or both of them should obtain a license to such PATENT RIGHTS or TECHNOLOGY for such purposes, they shall enter into good faith discussions with such THIRD PARTY in order to obtain license rights thereto on terms reasonably acceptable to both Parties. (*).

            11.5.3. Other License Rights. If GENTA and AVENTIS cannot mutually agree on the terms under which one or both of them should obtain license rights to any PATENT RIGHTS or TECHNOLOGY of a THIRD PARTY that either Party desires to obtain under Section 11.5.1 or 11.5.2 above, and if GENTA nonetheless enters into an agreement to license any such PATENT RIGHTS or TECHNOLOGY from such THIRD PARTY, such PATENT RIGHTS or TECHNOLOGY shall be excluded from the definitions of GENTA PATENT RIGHTS and GENTA TECHNOLOGY under this AGREEMENT (*); and

----------

      * Represents language that is redacted and subject to Confidential Treatment.

      * Represents language that is redacted and subject to Confidential Treatment.

            11.5.4. Nothing in this Section 11.5 shall limit either Party's rights or remedies on account of any breach by the other Party of its representations, warranties, covenants or agreements under Section 15.1 or
Section 15.2 below.

      11.6. Enforcement Against Third Parties. If either Party reasonably believes that a THIRD PARTY is manufacturing, selling or using COMPOUND or PRODUCT, or any OTHER COMPOUND or OTHER PRODUCT, or is otherwise infringing PATENT RIGHTS controlled by AVENTIS or GENTA that cover COMPOUND or PRODUCT, or any OTHER COMPOUND or OTHER PRODUCT, such Party shall promptly notify the other Party hereto. Promptly after such notice, the Parties shall meet to discuss the course of action to be taken with respect thereto, including an enforcement action relating to infringement of the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY, and, as appropriate, may enter into a joint litigation agreement covering the control thereof and the Parties shall share equally in all costs and recoveries. Neither Party shall initiate an infringement suit against such THIRD PARTY with respect to said activities except as the Parties shall mutually agree, such agreement not to be unreasonably withheld. Moreover, any settlement or other similar agreement under which such THIRD PARTY is granted rights under the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY shall not be inconsistent with the rights granted to AVENTIS hereunder or under the U.S. Commercialization Agreement or the Global Supply Agreement.

      11.7. Patent Marking. AVENTIS shall mark, and to require its AFFILIATES and their MARKETING DISTRIBUTORS to mark, all patented PRODUCT sold or distributed pursuant to this AGREEMENT in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and/or sale thereof. GENTA shall cooperate in providing all relevant patent and marketing information for AVENTIS to do so.

      11.8. Patent Term Extensions. The Parties shall cooperate to file all applications and take all actions reasonably necessary to obtain patent extensions pursuant to 35 USC 156 (or like foreign statutes) for the GENTA PATENT RIGHTS at GENTA's expense. Each Party shall sign such documents and take such other actions as may be reasonably requested by the other Party in connection therewith.

      11.9. Conflict with Certain Existing Agreements. To the extent that GENTA is not authorized under the GENTA THIRD PARTY AGREEMENTS to grant AVENTIS any of the rights set forth in this Section 11 with respect to the filing, prosecution, maintenance and/or enforcement of any of the GENTA PATENT RIGHTS, AVENTIS' rights under this Section 11 shall be limited to those which are permitted under the GENTA THIRD PARTY AGREEMENTS in a manner to effectuate, to the greatest extent, the intent and purposes of this Section 11.

12. TRADEMARKS AND COPYRIGHTS.

      12.1. Display. All packaging materials, package inserts, labels and marketing, sales, advertising and promotional materials relating to PRODUCT distributed in the ROW shall display the PRODUCT TRADEMARK and the trade name/mark and/or logo of AVENTIS, in a form and style and with a placement determined solely by AVENTIS, and will include on its packaging a mutually agreed-upon reference to the TECHNOLOGY and PATENT RIGHTS licensed by GENTA hereunder. The appearance of the PRODUCT TRADEMARK and AVENTIS' trademarks, trade dress, style of packaging and the like with respect to PRODUCT shall be determined by AVENTIS in is sole discretion, subject to the remainder of this
Section 12.

      12.2. Ownership. GENTA acknowledges that AVENTIS owns all rights, title and interests in and to the PRODUCT TRADEMARK in the ROW and that nothing in this AGREEMENT grants GENTA or any persons or entity any rights, title or interest therein, except as set forth in Section 14.8. GENTA and its AFFILIATES shall not use, attempt to register, or register, as a trade/service mark, corporate name, trade name or domain name, the PRODUCT TRADEMARK in the ROW or any other trade names/marks and/or logos of AVENTIS, or assist any THIRD PARTY in doing so, except as explicitly agreed to in writing by AVENTIS or in the U.S. Commercialization Agreement. GENTA acknowledges that any use of the PRODUCT TRADEMARK in the ROW, and any goodwill associated with such use, shall vest in and inure to the benefit of AVENTIS.

      12.3. Registration. AVENTIS shall, in its discretion, file, register and maintain appropriate registrations for the PRODUCT TRADEMARK for use on and in connection with the marketing, sale, advertising and/or promotion of PRODUCT in the ROW. GENTA shall not register or attempt to register the PRODUCT TRADEMARK or any other trade names/marks and/or logos of AVENTIS, or any confusingly similar variations thereof, in any country in the ROW. GENTA and its AFFILIATES shall not to contest the validity of the PRODUCT TRADEMARK in the ROW, or AVENTIS' rights therein, directly or indirectly, or assist any THIRD PARTY in doing so.

      12.4. Competing Marks. AVENTIS shall not market, promote, sell and/or distribute in the ROW, or authorize or permit another to market, promote, sell and/or distribute in the ROW, any product other than PRODUCT under PRODUCT TRADEMARK or any confusingly similar trade names/marks and/or logos.

      12.5. Enforcement. AVENTIS reserves the right to determine, in its sole discretion, whether to and to what extent to institute, prosecute or defend any actions or proceedings involving or affecting any rights relating to the PRODUCT TRADEMARK in the ROW. Upon AVENTIS' reasonable request, GENTA shall cooperate with and assist AVENTIS in any of AVENTIS' enforcement efforts with respect to the PRODUCT TRADEMARK in the ROW. AVENTIS shall retain all money damages, if any, recovered in connection with such action.

      12.6. Avoidance of Confusion. In the event that actual confusion should arise, or either Party reasonably believes that a likelihood of confusion may arise, in connection with AVENTIS' use of the PRODUCT TRADEMARK in the ROW, the Parties will fully cooperate in an effort to eliminate such confusion and to avoid the possibility of such a likelihood of confusion.

      12.7. Non-Assignment. During the term of this AGREEMENT and, if applicable, any Trailing Period, AVENTIS agrees not to assign or transfer its rights in and to the PRODUCT TRADEMARK, and/or any associated federal or state trademark registrations or pending applications, or domain name registrations incorporating the PRODUCT TRADEMARK string, to any THIRD PARTY, except in connection with a permitted assignment of this AGREEMENT as a whole.

      12.8. Copyrights. AVENTIS shall solely own the copyrights in all packaging, labels, marketing, sales, advertising or promotional materials relating to the PRODUCT in the ROW ("ROW Copyrighted Works"). GENTA shall cooperate with AVENTIS to enforce and defend, including but not limited to registering with the applicable copyright offices in the ROW, AVENTIS' interest in the ROW Copyrighted Works, and shall take no action to this end without the consent of AVENTIS.

13. TERM AND TERMINATION.

      13.1. Expiration. Unless earlier terminated pursuant to this Section, this AGREEMENT shall continue in full force and effect, on a country-by-country basis throughout the ROW, until no further royalties are payable to GENTA hereunder on account of NET SALES in such country.

      13.2. Termination For Breach. Either Party may terminate this AGREEMENT on written notice to the other Party in the event the other Party shall have: (i) materially breached any of its representations or warranties hereunder, under the Ex-U.S. Commercialization Agreement or under the Global Supply Agreement; or
(ii) materially breached or defaulted in the performance of any of its covenants or agreements hereunder, under the Ex-U.S. Commercialization Agreement or under the Global Supply Agreement and such breach or default shall have continued for ninety (90) days after written notice thereof was provided to the Party in breach or default by the other Party; provided, however, that if such breach or default is not reasonably capable of cure within ninety (90) days, then such cure period shall be extended for so long as such Party diligently pursues cure of such breach, but in no event for longer than an additional ninety (90) days. Any termination shall become effective immediately or, if there is a cure period, after the expiry of such cure period. In determining whether a particular breach or default is "material", the breach or default shall be viewed in relation to the entirety of this AGREEMENT, the U.S. Commercialization Agreement and the Global Supply Agreement, and not in relation to only the agreement under which such breach or default occurred. Notwithstanding the foregoing, nothing contained in this Section 13.2 shall preclude AVENTIS from terminating this AGREEMENT as otherwise expressly permitted hereunder.

      13.3. Termination by AVENTIS. Upon six (6) months prior written notice to GENTA (the "Exit Notice Period"), AVENTIS may terminate this AGREEMENT in its sole discretion, (*).

      13.4. Cross-Default and Termination. Any material breach or default permitting a Party to terminate this AGREEMENT under Section 13.2 above shall also constitute a breach or default permitting, but not requiring, such Party to terminate the U.S. Commercialization Agreement for a material breach or default under Section 15.2 thereof. A Party seeking to terminate the U.S. Commercialization Agreement by reason of a material breach or default under this AGREEMENT must do so within sixty (60) days after providing a termination notice under Section 13.2 above, or such Party shall have waived its rights to terminate the U.S. Commercialization Agreement for such breach or default, provided that if the termination of this AGREEMENT does not take effect due to a cure of such breach or default within the applicable cure period, the termination of the U.S. Commercialization Agreement shall not be effective. Termination of this AGREEMENT for any reason other than a material breach or default as permitted under Section 13.2 above shall result in the automatic termination of the U.S. Commercialization Agreement (although such termination of the U.S. Commercialization Agreement shall not be deemed a termination for material breach or default under Section 15.2 thereof). Moreover, termination of both this AGREEMENT and the U.S. Commercialization Agreement shall result in the automatic termination of the Global Supply Agreement.

14. RIGHTS AND DUTIES UPON TERMINATION.

      14.1. Outstanding Payment. Payments of amounts owing to either Party under this AGREEMENT as of its expiration or termination shall be due and payable within the later of (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this AGREEMENT, sixty
(60) days after the date of such expiration or termination, or (ii) ten (10) days after the date in which such amounts can be calculated and a fixed sum determined.

----------

      * Represents language that is redacted and subject to Confidential Treatment.

      14.2. Sale of Remaining Inventory. Upon termination of this AGREEMENT (but not its expiration), AVENTIS shall notify GENTA of the amount of PRODUCT AVENTIS, its AFFILIATES and their MARKETING DISTRIBUTORS then have on hand or have committed to purchase or sell in the ROW. For a period ending upon the earlier of: (i) AVENTIS, its AFFILIATES and their MARKETING DISTRIBUTORS sale of all PRODUCT in their possession on the date of termination of this AGREEMENT, or
(ii) within the twelve (12) month period following such termination (the "Trailing Period"), AVENTIS, its AFFILIATES and their MARKETING DISTRIBUTORS shall be permitted to sell all such PRODUCT and GENTA hereby grants a non-exclusive royalty-free license reasonably necessary to sell such PRODUCT; provided, however, that GENTA shall have the right to purchase such PRODUCT from AVENTIS at the actual cost AVENTIS paid for the manufacture and supply of such PRODUCT. Any remaining quantities of PRODUCT not sold during the Trailing Period shall be destroyed.

      14.3. Return of Materials. Within sixty (60) days following the Trailing Period after any termination of this AGREEMENT (but not its expiration), each Party shall destroy or return to the other Party all tangible items bearing, containing, or contained in, any of the Confidential Information of the other Party, and shall provide the other Party written certification of such destruction or return.

      14.4. Cooperation and Transition. During the six (6) month period following AVENTIS' written notice of termination under Section 13.3 above, or, if this AGREEMENT is terminated for any other reason (but not upon any expiration of this AGREEMENT), during the six (6) month period immediately following such termination, AVENTIS shall use COMMERCIALLY REASONABLE EFFORTS to cooperate with GENTA to provide for an orderly transition of the development and regulatory activities being performed by AVENTIS hereunder with respect to PRODUCT, and of the activities being performed by AVENTIS hereunder with respect to commercialization of PRODUCT in the ROW, to GENTA or its designee(s).

      14.5. Survival. Upon the expiration or termination of this AGREEMENT, all rights and obligations of the parties under this AGREEMENT shall terminate except those described in the following Sections: 3.1 (with respect to PRODUCT purchased and/or sold by AVENTIS during the term of this AGREEMENT or any applicable Trailing Period), 9.4, 9.5, 10.1-10.4, 11.1.1, 11.1.2, 14.1-14.8,
15.3-15.8, 15.10, 16.2-16.6, and 16.8-16.13; and, in addition, to the extent that any PRODUCT is sold during the Trailing Period defined in Section 14.2, Sections 7.1-7.3, 9.1-9.5, and 12.1-12.8. Moreover, upon any expiration (but not termination) of this AGREEMENT with respect to a particular country, AVENTIS' license rights under Section 2 above with respect to such country shall become fully paid-up, perpetual and irrevocable, to the extent permitted under any applicable GENTA THIRD PARTY license agreements, and provided that AVENTIS shall reimburse GENTA for the amount of royalties, licensing fees, sublicensing fees and other amounts required to be paid by GENTA to THIRD PARITES (including without limitation under the GENTA THIRD PARTY AGREEMENTS) on account of the continued use, manufacture, sale or exploitation of PRODUCT or COMPOUND by AVENTIS or its AFFILIATES or MARKETING DISTRIBUTORS, or the continued manufacture or supply by GENTA or its AFFILIATES or subcontractors of PRODUCT or COMPOUND for AVENTIS, its AFFILIATES or MARKETING DISTRIBUTORS, where "continued" means after the date of such expiration.

      14.6. Other. It is understood that termination or expiration of this AGREEMENT shall not relieve a Party from any liability which, at the time of such termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination. Termination or expiration of the AGREEMENT in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity with respect to a breach hereof that occurred prior to such termination.

      14.7. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this AGREEMENT by GENTA to AVENTIS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and other similar foreign laws, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code or such foreign laws. GENTA agrees that AVENTIS, as a licensee of such rights under this AGREEMENT, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and other similar foreign laws. GENTA further agree that, in the event of the commencement of a bankruptcy proceeding by or against GENTA under the U.S. Bankruptcy Code, AVENTIS shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in AVENTIS' possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless GENTA elects to continue to perform all of its obligations under this AGREEMENT, or (ii) if not delivered under (i) above, upon the rejection of this AGREEMENT by or on behalf of GENTA upon written request therefor by AVENTIS.

      14.8. Rights on Early Termination. Upon the termination (but not the expiration) of this AGREEMENT for any reason other than a material breach by GENTA under Section 13.2, AVENTIS: (a) shall assign, and hereby assigns, to GENTA all of its right, title and interest in and to (i) the PRODUCT TRADEMARK in the ROW and any and all other PRODUCT-specific trademarks registered by

AVENTIS in the ROW; (ii) the ROW Copyrighted Works that are specific to PRODUCT;
(b) shall provide GENTA copies of all reasonably necessary DATA relating to PRODUCT then being sold under this AGREEMENT; and (c) shall assign to GENTA or its designee(s), and permit GENTA or its designee(s) to reference, such of AVENTIS' filings, authorizations and the like that are necessary for GENTA or its designee(s) to continue such sales activities.

15. WARRANTIES AND REPRESENTATIONS, INDEMNIFICATION AND INSURANCE.

      15.1. General Representations. Each Party hereby represents and warrants to the other Party as follows:

            15.1.1. Duly Organized. Such Party is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this AGREEMENT.

            15.1.2. Due Execution. The execution, delivery and performance by such Party of this AGREEMENT have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders; (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws; or
(iii) conflict with or constitute a default under any other agreement or understanding to which such Party is a party.

            15.1.3. Binding Agreement. This AGREEMENT is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, and such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this AGREEMENT, nor will such Party undertake any such obligation during the term of this AGREEMENT.

            15.1.4. Authorizations. Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for such Party to grant the rights and licenses granted by such Party under this AGREEMENT, and to otherwise perform such Party's obligations under this AGREEMENT.

            15.1.5. Third-Party Claims. Except for the GENTA THIRD PARTY AGREEMENTS, neither such Party, nor any of its AFFILIATES, are a party to, or are otherwise bound by, any oral or written contract that will result in any person or entity obtaining any interest in, or that would give to any THIRD PARTY any right to assert any claim in or with respect to, any of such Party's or the other Party's rights under this AGREEMENT.

      15.2. GENTA Additional Representations, Warranties and Covenants. GENTA hereby represents, warrants, covenants and agrees, except as set forth in detail in Schedule 15.2 (which schedule shall clearly indicate the subsection of this Section 15.2 to which an exception is being made), as follows:

            15.2.1. Exhibit 1.20, constitutes a correct and complete list of all of the GENTA G3139 PATENT RIGHTS issued or pending in the TERRITORY as of the Effective Date. As of the Effective Date, GENTA has no reason to believe that any of the GENTA PATENT RIGHTS are likely to be held invalid. As of the Effective Date, to the best of GENTA's knowledge, the GENTA PATENT RIGHTS are in full force and not subject to any pending or threatened re-examination, opposition, interference or litigation proceedings.

            15.2.2. To the best of GENTA's knowledge as of the Effective Date:
(i) the manufacture, use or sale of COMPOUND or PRODUCT as contemplated hereunder will not infringe any valid and enforceable PATENT RIGHTS of any THIRD PARTY, and (ii) the GENTA PATENT RIGHTS with respect to PRODUCT and COMPOUND are not currently being infringed by any THIRD PARTY.

            15.2.3. GENTA agrees to comply with and observe in all material respects its obligations under the GENTA THIRD PARTY AGREEMENTS, including, without limitation, its obligation to pay any royalties, sublicensing fees and other amounts due thereunder. GENTA agrees to promptly provide AVENTIS with copies of all correspondence relating to the GENTA THIRD PARTY AGREEMENTS which may impact AVENTIS' rights under this AGREEMENT. GENTA agrees not to terminate, amend, or otherwise modify or waive any of the terms or conditions of the GENTA THIRD PARTY AGREEMENTS in any manner that would adversely affecting AVENTIS' rights under this AGREEMENT without the prior written consent of AVENTIS.

            15.2.4. The GENTA PATENT RIGHTS that GENTA owns or purports to own are owned, as of the Effective Date, free from any material liens or restrictions, and GENTA will not suffer or permit any material liens or restrictions to be imposed on such GENTA PATENT RIGHTS without the prior written consent of AVENTIS, unless the lien holder agrees to take such GENTA PATENT RIGHTS subject to AVENTIS' rights therein.

            15.2.5. GENTA has all rights necessary under the GENTA THIRD PARTY AGREEMENTS to grant the rights and licenses granted to AVENTIS hereunder, and GENTA has not previously granted to any THIRD PARTY any rights or licenses under the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY that are inconsistent with the rights and licenses granted to AVENTIS under this AGREEMENT.

            15.2.6. As of the Effective Date, each GENTA THIRD PARTY AGREEMENT is in full force and effect in accordance with its terms. As of the Effective Date, GENTA is not in default or breach of any GENTA THIRD PARTY AGREEMENT, nor has it received any notice of any defaults, breaches or violation thereunder. To the best of GENTA's knowledge as of the Effective Date, no other party to any GENTA THIRD PARTY AGREEMENT is in default or breach of such agreement. GENTA has provided AVENTIS with copies of the GENTA THIRD PARTY AGREEMENTS, as amended (to the extent that GENTA is a party to such amendment or its rights are affected thereunder), that are true, correct and complete as of the Effective Date.

            15.2.7. To the best of GENTA's knowledge, there is no claim or demand of any person or entity pertaining to, or any proceeding which is pending or threatened, that challenges the rights of GENTA in respect of any GENTA PATENT RIGHTS or the GENTA TECHNOLOGY, that asserts the invalidity, misuse, unregisterability or unenforceability of any of the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY, or that claims that any default exists under any license with respect to the GENTA PATENT RIGHTS or the GENTA TECHNOLOGY to which GENTA is a party.

            15.2.8. As of the Effective Date, to the best of GENTA's knowledge, neither GENTA, nor any officer, employee or agent of GENTA, has made an untrue statement of a material fact to any REGULATORY AUTHORITY with respect to COMPOUND or PRODUCT (whether in any submission to such REGULATORY AUTHORITY or otherwise), or knowingly failed to disclose a material fact required to be disclosed to any REGULATORY AUTHORITY with respect to COMPOUND or PRODUCT.

            15.2.9. To the best of GENTA's knowledge, GENTA and its employees, agents, clinical institutions and clinical investigators have complied with all FDA statutory and regulatory requirements with respect to PRODUCT and COMPOUND.

            15.2.10. GENTA has disclosed to AVENTIS any facts known to GENTA as of the Effective Date that GENTA reasonably believes in good faith to be material regarding: (i) preclinical and clinical study results and protocols for COMPOUND and/or PRODUCT; (ii) any communications to and from FDA with respect to COMPOUND and/or PRODUCT, including, but not limited to, IND and NDA submissions, FDA minutes of meetings and telephone conferences; (iii) FDA requests for data and studies on COMPOUND and/or PRODUCT; and (iv) adverse drug experiences and other IND safety reports with respect to COMPOUND and/or PRODUCT.

      15.3. Disclaimer of Additional Warranties. GENTA AND AVENTIS EXPRESSLY DISCLAIM ANY OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO PRODUCT AND THE RESEARCH AND DEVELOPMENT EFFORTS RELATING THERETO), INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

      15.4. Indemnification by AVENTIS. AVENTIS shall defend GENTA, its AFFILIATES and their respective officers, directors, shareholders, employees, successors and assigns (the "GENTA Indemnified Parties") from and against, and shall indemnify and hold harmless the GENTA Indemnified Parties from and against any and all LOSSES to the extent arising out of, any CLAIMS of THIRD PARTIES alleging (i) AVENTIS' negligence or willful misconduct in exercising or performing any of its rights or obligations under this AGREEMENT or the Global Supply Agreement, or (ii) a material breach by AVENTIS of any of its representations, warranties or covenants under this AGREEMENT or the Global Supply Agreement.

      15.5. Indemnification by GENTA. GENTA shall defend AVENTIS, its AFFILIATES and their MARKETING DISTRIBUTORS, and their respective officers, directors, shareholders, employees, successors and assigns (the "AVENTIS Indemnified Parties") from and against, and shall indemnify and hold harmless the AVENTIS Indemnified Parties from and against any and all LOSSES to the extent arising out of, any CLAIMS of THIRD PARTIES alleging (i) GENTA's negligence or willful misconduct in exercising or performing any of its rights or obligations under this AGREEMENT or the Global Supply Agreement, (ii) a material breach by GENTA of any of its representations, warranties or covenants under this AGREEMENT or the Global Supply Agreement, or (iii) any breach by GENTA of its obligations (including, without limitation, any payment obligations) under the GENTA THIRD PARTY AGREEMENTS.

      15.6. Procedure for Indemnification. The following provisions shall apply to all CLAIMS of THIRD PARTIES covered by Section 15.4 or Section 15.5 above:

            15.6.1. Notice. Each Party will notify promptly the other Party if it becomes aware of a CLAIM for which indemnification may be sought under
Section 15.4 or Section 15.5 above and will give such information with respect thereto as the other Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party regarding which indemnity may be sought pursuant to Section 15.4 or Section 15.5 above, such Party (the "Indemnified Party") shall not make any admission concerning such CLAIM, but shall promptly notify the other Party (the "Indemnifying Party") in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to such CLAIM. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party against any CLAIM to the extent any admission made by the Indemnified Party or any failure by such Party to notify the Indemnifying Party of such CLAIM materially prejudices the defense of such CLAIM.

            15.6.2. Defense of Claims. If the Indemnifying Party elects to defend a CLAIM pursuant to Section 15.6.1, it shall give notice to the Indemnified Party within fifteen (15) days after the receipt of the notice from the Indemnified Party of the potential indemnifiable CLAIM which involves (and continues to involve) solely monetary damages; provided, that (a) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the CLAIM, subject to the terms, conditions and limitations of this AGREEMENT, and (b) the Indemnifying Party makes reasonably adequate provisions to ensure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result such conditions (the "Litigation Conditions"). Subject to compliance with the Litigation Conditions, the Indemnifying Party shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. If the Litigation Conditions are not met within twenty (20) days after receipt of notice of the CLAIM, the Indemnifying Party shall be bound by any reasonable defense or settlement made by the Indemnified Party and shall reimburse the Indemnified Party for any and all damages, fines, fees, penalties, judgments, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) of the Indemnified Party related to the defense or settlement of the CLAIM. If the Litigation Conditions have been met, then the Indemnified Party shall not settle any CLAIM for which it is seeking indemnification without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such CLAIM that is being managed and controlled by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a Party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

            15.6.3. Right to Counsel. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of CLAIM with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 15.6.3, in which case the Indemnifying Party shall be relieved of liability under Section 15.4 or Section 15.5, as applicable, solely for such CLAIM.

      15.7. Product Liability Claims.

            15.7.1. Other than CLAIMS for which AVENTIS is obligated to indemnify GENTA under Section 15.4 above, or for which GENTA is obligated to indemnify AVENTIS under Section 15.5 above, AVENTIS shall be responsible for all LOSSES arising out of or resulting from any and all CLAIMS of THIRD PARTIES concerning PRODUCT sold in the ROW by AVENTIS, its AFFILIATES or their MARKETING DISTRIBUTORS that involve death or bodily injury to any individual, including, without limitation, any product liability actions (collectively, "ROW Product Liability Claims") as set forth in this Section 15.7.

            15.7.2. Each Party shall give the other prompt written notice of any ROW Product Liability Claim, but the omission of such notice shall not relieve either Party from its obligations under this Section 15.7, except to the extent the other Party can establish actual prejudice and direct damages as a result thereof. With respect to each ROW Product Liability Claim, AVENTIS shall be solely responsible for the defense thereof.

            15.7.3. AVENTIS shall consult with GENTA on all material aspects of the defense, including, without limitation, settlement, of such claim, and GENTA shall reasonably cooperate with AVENTIS in connection with the implementation thereof. GENTA shall have the right to participate in the defense of any ROW Product Liability Claim utilizing attorneys of its choice, at its own expense. AVENTIS will otherwise keep GENTA reasonably informed of the status and progress of the defense and any settlement discussions concerning each ROW Product Liability Claim and GENTA shall provide AVENTIS with all reasonably requested assistance and will reasonably cooperate with AVENTIS in connection therewith. Any settlement of a ROW Product Liability Claim shall require AVENTIS' written consent.

            15.7.4. The Parties shall establish such procedures as are reasonably necessary to permit AVENTIS to reconcile its payment to GENTA for GENTA's actual payments for such LOSSES, if any, within sixty (60) days following the end of each CALENDAR QUARTER.

            15.7.5. ROW Product Liability Claims shall be governed exclusively by this Section 15.7 and, except in accordance with this Section 15.7, neither Party shall seek from the other Party any indemnity or other recovery on account of any such claims; provided, however, that nothing in this Section 15.7 shall limit either Party's liability to the other for damages on account of any breach by such Party of its representations, warranties, covenants or agreements under
Section 15.1 or Section 15.2 above.

      15.8. Offset of Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the indemnified person or entity; provided, however, that if, following the payment to such person or entity of any amount under this Section 15, such person or entity recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, such person or entity shall promptly pay an amount equal to the amount of such insurance proceeds (but not exceeding the amount of such indemnification payment from the Indemnifying Party) to the indemnifying Party.

      15.9. Insurance. Each party shall maintain, during the term of this AGREEMENT, Commercial General Liability Insurance, (including Products Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury) to cover its indemnification obligations under this Section 15, with minimum limits of $10 million. During the term of this AGREEMENT, each party shall not permit such insurance to be reduced, expired or canceled without reasonable prior written notice. Upon request each party shall provide Certificates of Insurance to the other party evidencing the coverage specified herein. Except as expressly stated in Section 15.8 above, Party's liability to the other is in no way limited to the extent of the Party's insurance coverage. In the event of duplicate coverage, the insurance policy of the Party whose fault causes the need for reimbursement under an insurance policy shall be primary and the other Party's excess and non-contributing. Notwithstanding the foregoing, AVENTIS may satisfy its obligations under this Section 15.9 through self-insurance to the same extent as required herein.

      15.10. Limitation of Liability. EXCEPT FOR ANY WILLFUL BREACH BY EITHER PARTY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS UNDER SECTION
15.1 OR SECTION 15.2 ABOVE, OR FOR DAMAGES ACTUALLY PAID BY A PARTY TO A THIRD PARTY PURSUANT TO A THIRD-PARTY CLAIM, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL,

INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL SURVIVE ANY FAILURE OF THE ESSENTIAL PURPOSE OF A LIMITED OR EXCLUSIVE REMEDY SET FORTH HEREIN.

      15.11. No Guaranty of Success. Subject to each Party's express representations, warranties, covenants and agreements set forth herein, neither Party makes any guarantees to the other concerning the success or potential success of the activities contemplated under this AGREEMENT.

16. GENERAL PROVISIONS.

      16.1. Force Majeure. If the performance of any part of this AGREEMENT by either Party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of such Party, its AFFILIATES or their respective suppliers or contractors that could not, with the exercise of reasonable due diligence, have been avoided (a "Force Majeure"), the Party so affected shall be excused from such performance to the extent of and for so long as such Force Majeure continues, provided that the affected Party uses COMMERCIALLY REASONABLE EFFORTS to avoid or remove the causes of such Force Majeure with the utmost dispatch and to continue its performance under this AGREEMENT whenever such causes are removed. When such circumstances arise, the affected Party shall provide the other Party with prompt notice thereof and shall regularly update the other Party as to its efforts to remove the causes of such Force Majeure until full performance under this AGREEMENT has resumed. Parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution in light of any Force Majeure, and the other Party's payment obligations hereunder shall be suspended to the extent and for so long as the Force Majeure prevents such other Party from substantially receiving the benefit of its bargain hereunder.

      16.2. Governing Law and Dispute Resolution. This AGREEMENT and any disputes concerning its validity, construction, enforceability or performance shall be governed by the laws of the State of New York without reference to conflict of law principles. In the event of any dispute under this AGREEMENT, whether as to validity, construction, enforceability or performance of this AGREEMENT or any of its provisions or otherwise, both Parties shall use reasonable efforts to in good faith endeavor to settle such dispute amicably between themselves. In the event that either Party determines in good faith that the continuation of such efforts is not likely to lead to a resolution of any such dispute, the Parties shall be free to pursue any rights or remedies available to them at law, in equity or otherwise, subject to the express provisions of this AGREEMENT.

      16.3. Waiver of Breach. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

      16.4. Severability. In the event any portion of this AGREEMENT shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect and the Parties will in good faith endeavor to renegotiate the terms and conditions of this AGREEMENT to resolve any inequities. If a Party seeks to avoid a provision of this AGREEMENT by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this AGREEMENT for breach in accordance with the provisions of Section 13.2 above.

      16.5. Entire Agreement. This AGREEMENT, together with the Exhibits and attachments hereto and the other agreements between the Parties referred to herein, constitute the entire agreement between the Parties relating to the subject matter hereof and thereof and supersede all previous writings and understandings with respect to such subject matter. No terms or provisions of this AGREEMENT shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this AGREEMENT by written instruments specifically referring to and executed in the same manner as this AGREEMENT. The provisions of this AGREEMENT shall supersede the provisions of the confidentiality/non-disclosure agreement previously entered into by the Parties, provided that information or materials deemed "Confidential Information" under such agreement shall henceforth be treated as "Confidential Information" under this AGREEMENT.

      16.6. Notices. Any notice required or permitted under this AGREEMENT shall be sent by overnight delivery using a reputable overnight delivery service, postage pre-paid, to the following addresses of the Parties, or to such other addresses as the Parties may from time to time provide by a notice given hereunder:

      AVENTIS

      Jean-Francois Fort and Lawrence Rosen
      c/o Aventis
      Espace Europeen de l'Entreprise
      16 avenue de l'Europe
      67300 SCHILTIGHEIM, FRANCE
      copies to:

            Aventis Pharmaceuticals Inc.
            Vice President, Legal Corporate Development
            200 Crossing Boulevard
            Bridgewater, New Jersey 08807-0890
            Attn: Charles D. Dalton, Esq.

            Morgan, Lewis & Bockius LLP
            502 Carnegie Center
            Princeton, New Jersey 08540
            Attn: Denis Segota, Esq.

            GENTA:

            Genta Incorporated
            2 Connell Drive
            Berkeley Heights, NJ 07922

            Attention: Raymond P. Warrell, Jr., M.D.
                       Chairman of the Board and Chief Executive Officer

Any notice required or permitted to be given concerning this AGREEMENT shall be effective upon receipt by the Party to whom it is addressed.

      16.7. Assignments. This AGREEMENT and the rights and licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective Parties; (*).

      16.8. No Partnership or Joint Venture. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other Party, except as expressly provided in this AGREEMENT. Neither Party shall have any authority to bind or obligate the other Party to this AGREEMENT for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without the other Party's prior approval. For all purposes, and notwithstanding any other provision of this AGREEMENT to the contrary, each Party's legal relationship with the other under this AGREEMENT shall be that of an independent contractor, and this AGREEMENT shall not be deemed to establish a joint venture or partnership between AVENTIS and GENTA.

----------

      * Represents language that is redacted and subject to Confidential Treatment.

      16.9. No Third-Party Beneficiaries. None of the provisions of this AGREEMENT shall be for the benefit of or enforceable by any THIRD PARTY, including without limitation any creditor of either Party hereto. No such THIRD PARTY shall obtain any right under any provision of this AGREEMENT or shall by reasons of any such provision make any CLAIM in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

      16.10. Non-Solicitation. During the term of this AGREEMENT and for two (2) years thereafter, a Party may not actively solicit an employee of the other Party to leave the employment of the other Party and accept employment with the first Party. Active solicitation shall not be deemed to include general advertisement not directed specifically to any employee or class of employees of the other Party.

      16.11. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this AGREEMENT are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agree that the other Party shall be entitled to injunctive relief to prevent breaches of the provisions of this AGREEMENT, and/or to enforce specifically this AGREEMENT and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

      16.12. Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and shall do all such other acts as may be necessary or appropriate, in order to carry out the purposes and intent of this AGREEMENT.

      16.13. Execution in Counterparts. This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  [Remainder of this page intentionally blank]

      IN WITNESS WHEREOF, GENTA and AVENTIS, by their duly authorized officers, have executed this AGREEMENT as of the Effective Date.


                                       GENTA INCORPORATED

                                       By:
                                           -------------------------------------
                                       Name:  Raymond P. Warrell, Jr., M.D.
                                       Title: Chairman & Chief Executive Officer


                                       GARLISTON LIMITED

                                       By:
                                           -------------------------------------
                                       Name:
                                       Title:

                                                                    EXHIBIT 1.19

                                      G3139

USAN Name (NN-70): Oblimersen Sodium

Manufacturer: Genta Incorporated

Therapeutic Claim: Treatment of cancer and rheumatological diseases (an antisense oligonucleotide)

Chemical names:

      deoxyribose, phosphorothioate, (tct-ccc-agc-gtg-cgc-cat) [5'-> 3'] DNA, d(P-thio)(T-C-T-C-C-C-A-G-C-G-T-G-C-G-C-C-A-T)

Code Designation: G3139

Molecular Formula, acid form: C H N O P S
            172 221 62 91 17 17

Molecular Weight, acid form: 5684.59

Molecular Formula, sodium form: C H N O P S Na
            172 204 62 91 17 17 17

Molecular weight, sodium form: 6058.27

CAS Registry Number: 190977-41-4

WHO Number: 8267

Structural Formula:

The structure of the sodium-salt form of G3139 is provided on the following page. The configuration of all ribofuranosyl groups is "D".

Structure of G3139 Sodium Salt

                                [GRAPHIC OMITTED]

                                     17 Na+

                                                                    EXHIBIT 1.20

                            GENTA G3139 PATENT RIGHTS

(*)

----------

      * Represents language that is redacted and subject to Confidential Treatment.

                                                                    EXHIBIT 1.37

                                PRODUCT TRADEMARK

PRODUCT TRADEMARK: GENASENSE

      1. Canadian Application No. 1112992, dated August 16, 2001, for "pharmaceutical preparations for the treatment of cancer and rheumatological diseases."

      2. European Community Application No. 002379709, dated September 17, 2001, for "pharmaceutical preparations for the treatment of cancer and rheumatological diseases."

      3.    Japanese Reg. No. 4502774, dated August 31, 2001, for
            "pharmaceutical preparations."

                                                                   EXHIBIT 7.1.1

(*)

----------

      * Represents language that is redacted and subject to Confidential Treatment.

                                                                   SCHEDULE 15.2

                          GENTA SCHEDULE OF EXCEPTIONS

(*)

----------

      * Represents language that is redacted and subject to Confidential Treatment.